Exhibit 10.24

SUPPLY AGREEMENT

THIS AGREEMENT, is made and entered into on and as of 23 July, 2001 by and between INTERCHEM CORPORATION, a corporation of the State of New Jersey, having offices at 120 Route 17 North, Paramus, New Jersey 07852 (INTERCHEM) and POLI INDUSTRIA CHIMICA, SPA, a corporation of the country Italy, having offices at Via Volturno 48-20089, Quinto De Stampi, Rozzano, Milano, Italy (POLI), and LAYTON BIOSCIENCE INC., a corporation of the State of Delaware, having offices at 709 E. Evelyn Ave, Sunnyvale, CA. 94086 (LAYTON BIOSCIENCE).

WHEREAS POLI INDUSTRIA CHIMICA is in the business of producing bulk pharmaceuticals, and in particular expert in producing MECAMYLAMINE HYDROCHLORIDE and its ISOMERS;

WHEREAS INTERCHEM is the exclusive United States agent for POLI INDUSTRIA CHIMICA for the sales of MECAMYLAMINE HYDROCHLORIDE (PRODUCT) and ISOMERS (ISOMERS);

WHEREAS LAYTON BIOSCIENCE INC. wishes to secure a predictable and reliable source of bulk MECAMYLAMINE HYDROCHLORIDE and ISOMERS;

WHEREAS POLI INDUSTRIA CHIMICA desires to provide bulk pharmaceutical PRODUCT and ISOMERS worldwide;

WHEREAS POLI, INTERCHEM and LAYTON BIOSCIENCE desire to cooperate to achieve these objectives; and

NOW, THEREFORE, in consideration of the promises, covenants and representations of the PARTIES set forth herein, and other good and sufficient consideration receipt of which is hereby acknowledged, LAYTON BIOSCIENCE, POLI, and INTERCHEM agree as follows:

1.	DEFINITIONS

PARTIES shall mean INTERCHEM CORPORATION, POLI INDUSTRIA CHIMICA and LAYTON BIOSCIENCE INC., collectively.

LAYTON BIOSCIENCE shall mean LAYTON BIOSCIENCE INC., the signatory to this Agreement, and all affiliates and successors of LAYTON BIOSCIENCE INC.

POLI shall mean POLI INDUSTRIA CHIMICA and its affiliates, the signatory to this agreement, and all successors in interest.

INTERCHEM shall mean INTERCHEM CORPORATION and its affiliates, the signatory to this Agreement, and all successors in interest.

PRODUCT shall mean the pharmaceutical PRODUCT identified as MECAMYLAMINE HYDROCHLORIDE.

ISOMERS shall mean ISOMERS of MECAMYLAMINE that are patented by and the exclusive property of LAYTON BIOSCIENCE.

AFFILIATE shall mean and include any individual, corporation, business association, or entity that controls, is controlled by, or is under common control with the specified PARTY. For purposes of this definition, control shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or other ownership or more than fifty percent (50%) or more interest in the income of, such entity. Notwithstanding the foregoing, for purposes of this Agreement, INTERCHEM CORPORATION shall be deemed an affiliate of POLI INDUSTRIA CHIMICA.

2.	REQUIREMENTS CONTRACT

LAYTON BIOSCIENCE agrees to purchase its requirements for the PRODUCT and ISOMERS exclusively from POLI through INTERCHEM. POLI and INTERCHEM agree to supply the PRODUCT to LAYTON BIOSCIENCE for its exclusive use in marketing pharmaceutical products that are indicated for hypertension, neurological disorders, or psychiatric disorders, and to supply the PRODUCT to LAYTON BIOSCIENCE for its non-exclusive use in marketing pharmaceutical products indicated for any and all other indications. POLI and INTERCHEM agree to supply the ISOMERS to LAYTON BIOSCIENCE for its exclusive use in marketing pharmaceutical products indicated for any and all indications. LAYTON BIOSCIENCE acknowledges that POLI and INTERCHEM are cooperating with another company for the use of the PRODUCT to be combined with another active ingredient in a pharmaceutical product for the indication of smoking cessation, and that this grant of exclusivity in no way impairs the rights of POLI and INTERCHEM to continue such cooperation and to sell the PRODUCT for use in combination with another active ingredient in a pharmaceutical product for the indication of smoking cessation. POLI and INTERCHEM therefore reserve the right to contract with third parties in order to combine PRODUCT with another active ingredient and market the resulting pharmaceutical product for the indication of smoking cessation.

INTERCHEM agrees to supply and fill all orders from LAYTON BIOSCIENCE with PRODUCT and ISOMERS from PRODUCT and ISOMERS manufactured by POLI upon order from LAYTON BIOSCIENCE except as provided herein or otherwise as agreed to in writing between LAYTON BIOSCIENCE and either of the other two PARTIES. Pursuant to the provisions of this Agreement, POLI agrees to manufacture a sufficient quantity of the PRODUCT and ISOMERS to meet LAYTON BIOSCIENCE’s requirements for the same.

a.	Volume

To assist INTERCHEM and POLI in meeting their obligations under this contract, LAYTON BIOSCIENCE will provide an annual forecast of its needs for the PRODUCT to INTERCHEM which forecast will be updated at least semi-annually. LAYTON BIOSCIENCE will purchase over the life of this Agreement the minimum total volume of PRODUCT specified in Exhibit A. In addition, each year LAYTON BIOSCIENCE will purchase the minimum yearly volume of PRODUCT specified in Exhibit A.

Upon initiation of scale-up of batches for LAYTON BIOSCIENCE ISOMERS, LAYTON BIOSCIENCE will enter good faith negotiations with POLI and INTERCHEM to determine minimum total volume requirements for such ISOMERS for the period of time remaining in the term of this Agreement.

b.	Orders

LAYTON BIOSCIENCE shall place written orders for the PRODUCT and to the extent applicable, ISOMERS with INTERCHEM at least twelve (12) weeks in advance of the earliest delivery date required hereunder. Each order shall specify the delivery dates and quantity of the PRODUCT and/or ISOMERS ordered. INTERCHEM shall promptly convey to POLI the quantity of PRODUCT and/or ISOMERS and delivery dates specified in the LAYTON BIOSCIENCE orders. POLI agrees to manufacture and ship to Siegfried CMS Ltd in Zofingen, Switzerland sufficient PRODUCT and/or ISOMERS in a timely fashion so as to comply with LAYTON BIOSCIENCE’s orders. POLI shall ship PRODUCT and/or ISOMERS in accordance with such orders (provided such orders are within +/- 10% of LAYTON BIOSCIENCE’s forecast for any PRODUCT or ISOMERS over the twelve (12) month period preceding the order) to Siegfried CMS Ltd F.O.B. in Zofingen, Switzerland. Title and risk of loss shall be POLI and INTERCHEM’s responsibility until delivered to LAYTON BIOSCIENCE or its agent Siegfried CMS Ltd. in Zofingen, Switzerland. POLI or INTERCHEM may decline to accept orders for any of the PRODUCT or ISOMERS if either POLI or INTERCHEM has received the opinion of patent counsel that the production or sale of the PRODUCT or ISOMERS would infringe on the patent rights of others in either the United States or the country in which POLI’s manufacturing facility is located. Pursuant to the requirements of Paragraph 3.d. of this Agreement, POLI or INTERCHEM will promptly notify LAYTON BIOSCIENCE in such a circumstance, and provide LAYTON BIOSCIENCE with a reasonable opportunity to resolve such an issue.

Within thirty (30) days from the date of this Agreement, and at any other time during this Agreement, POLI will advise if there are any existing patents in the country where POLI’s manufacturing facility is located which would preclude POLI from providing the PRODUCT or ISOMERS to LAYTON BIOSCIENCE and advise as to the first date when POLI may lawfully supply the PRODUCT or ISOMERS.

c.	Modification of Orders

Orders may be modified only upon six (6) weeks written notice to INTERCHEM. LAYTON BIOSCIENCE agrees to accept and pay for all PRODUCT and ISOMERS scheduled for delivery less than six (6) weeks prior to INTERCHEM’s receipt of such written notice on the terms and conditions previously agreed to. INTERCHEM shall promptly notify POLI of any such modifications. ill no event may the volume of PRODUCT purchased in any calendar year be less than the yearly minimum specified in Exhibit A.

d.	Acceptance and Rejection

If LAYTON BIOSCIENCE determines that any PRODUCT and/or ISOMERS is defective in material or workmanship, not in conformance with the specifications in Exhibit B or current Good Manufacturing Practices (cGMP) as determined by the United States Food and Drug Administration (FDA), is adulterated or misbranded, or is otherwise not in conformity with this Agreement (Defective Product), then LAYTON BIOSCIENCE, in addition to any other rights it may have under this Agreement, may reject and return any such PRODUCT and/or ISOMERS to POLI and INTERCHEM. At the time of such rejection, LAYTON BIOSCIENCE shall provide INTERCHEM with a written notice describing in detail the circumstances surrounding the rejection and LAYTON BIOSCIENCE’s reasons therefor. If LAYTON BIOSCIENCE rejects any PRODUCT and/or ISOMERS it will, at POLI and INTERCHEM’s option, either return them to POLI or INTERCHEM, destroy or dispose of them in the least expensive and most environmentally sound manner, or take other actions as POLI and INTERCHEM may request, within reason. In any event, POLI and INTERCHEM shall be responsible for all costs of any such return, destruction, disposal, or any other action.

LAYTON BIOSCIENCE or its agent shall promptly inspect each shipment of the PRODUCT and/or ISOMERS and notify INTERCHEM of any deficiencies. It shall be the responsibility of INTERCHEM and POLI to promptly remedy any such deficiency. LAYTON BIOSCIENCE will make available samples of any allegedly defective PRODUCT and ISOMERS and, if requested, return the same to INTERCHEM at INTERCHEM’s expense by the means specified by INTERCHEM. LAYTON BIOSCIENCE shall be deemed to have accepted a PRODUCT and/or ISOMERS shipment if written notice of any alleged deficiency is not received within sixty (60) days from delivery to LAYTON BIOSCIENCE or its agent in Zofingen, Switzerland.

In the event LAYTON BIOSCIENCE receives Defective Product from POLI or INTERCHEM, LAYTON BIOSCIENCE may avail itself, but is not limited to, the following remedies: (i) the replacement by POLI and INTERCHEM of rejected PRODUCT and/or ISOMERS that have either been returned or destroyed with PRODUCT and ISOMERS that are not Defective Product; or (ii) a full refund of any amount paid hereunder by LAYTON BIOSCIENCE for such Defective Product.

If POLI and INTERCHEM replace such Defective Product with PRODUCT and ISOMERS that are not Defective Product within thirty (30) days from their rejection, there will be no alteration of the minimum total volume of PRODUCT requirement for the life of this Agreement as specified in Exhibit A. If after receiving allegedly defective PRODUCT INTERCHEM/POLI disagree with LAYTON BIOSCIENCE as to the existence of a defect, then INTERCHEM/POLI shall have the right to investigate the nature and existence of the defect in a commercially reasonable time. If after this time frame a disagreement between the parties continues to exist then INTERCHEM/POLI will submit the samples to a mutually acceptable independent testing laboratory to test for the alleged defect. Results from the testing laboratory will be binding on both INTERCHEM/POLI, and LAYTON BIOSCIENCE, and the costs for the independent testing will be borne by the Party against whom the laboratory decides.

The minimum total volume of PRODUCT required under this Agreement as specified in Exhibit A will be reduced if and only if LAYTON BIOSCIENCE is forced, for a legitimate reason, to go to a third-party manufacturer for its PRODUCT or ISOMER needs. A legitimate reason includes four circumstances: 1) if POLI and INTERCHEM are unable to supply PRODUCT or ISOMERS for any reason; 2) if POLI and INTERCHEM are unwilling to produce the PRODUCT or ISOMERS for any reason; 3) if POLI and INTERCHEM consistently fail to meet regulatory specifications, including but not limited to U.S. Food and Drug Administration Current Good Manufacturing Practices, and any specifications listed under the terms of this agreement as specified at Exhibit B; or

4) termination or expiration of this Agreement. LAYTON BIOSCIENCE will determine when and if POLI and INTERCHEM have consistently failed to meet regulatory and product specifications. If a disagreement arises as to the existence of a consistent failure to meet regulatory specifications, related U.S. Food and Drug Administration action (including but not limited to issuance of Warning Letters or Form 483s) will serve as prima facie evidence thereof. In the absence of U.S. Food and Drug Administration action, the parties will submit the issue to a mutually acceptable third party arbitrator, whose decision will be final in accordance with Paragraph 26 of this Agreement. The costs of the arbitration will be borne by the party against whom the arbitrator decides.

e.	Term

The term of the Agreement is five (5) years from the date of Food and Drug Administration approval of Product or the effective date of this Agreement, whichever is later. It shall be thereafter automatically extended by a term of one (2) years except any PARTY may provide written notice at least twelve (12) months prior to the expiration of any term that it does not wish the Agreement to be renewed for an additional one (2) year period.

3.	PATENTS AND PATENT INFRINGEMENT

a.	Validity of PARTIES Patents

INTERCHEM and POLI, both independently and collectively, hereby represent and warrant that pursuant to its manufacturing and supply of PRODUCT and ISOMERS that to the best of their knowledge and belief the Patents they will utilize in the furtherance of the manufacturing and supply of PRODUCT and ISOMERS have not been declared invalid or unenforceable, they have good title to such Patents and they are not aware of any application pending in relation to the same that in any way affects these Patents, has not encumbered these Patents or taken any action whereby their title may be impugned or encumbered, or knowledge that these Patents infringe the claims of any third-party patent or other third-party property rights.

LAYTON BIOSCIENCE hereby represents and warrants that pursuant to its use of PRODUCT and ISOMERS, as described at Paragraph 2 of this Agreement, that to the best of its knowledge and belief the Patents it will utilize in the furtherance of the use of PRODUCT and ISOMERS have not been declared invalid or unenforceable, it has good title to such Patents and it is not aware of any application pending in relation to the same that in any way affects these Patents, has not charged or encumbered these Patents or taken any action whereby their title may be impugned or encumbered, or knowledge that these Patents infringe the claims of any third-party patent or other third-party property rights.

b.	Patent and Know-How Rights Gained During Agreement

The PARTIES recognize that in the course of work under this Agreement, a PARTY may independently make or otherwise acquire rights to inventions (including without limitation, processes, methods, and improvements to the manufacturing materials, equipment, procedure, or LAYTON BIOSCIENCE patents or other technology during the term of this Agreement) or know-how useful in the manufacture of PRODUCT or ISOMERS. In such event, the PARTY independently making or acquiring the invention or know-how shall be the sole owner of that invention or know-how.

With respect to any such inventions or know-how for which POLI or INTERCHEM are the sole owner, POLI and/or INTERCHEM will grant to LAYTON BIOSCIENCE or any acquiring entity of LAYTON BIOSCIENCE a non-exclusive, royalty-free license, with a right to sublicense, any know-how and patents or patent applications for such inventions under four circumstances: 1) if POLI and INTERCHEM are unable to produce the PRODUCT or ISOMERS for any reason; 2) if POLI and INTERCHEM are unwilling to produce the PRODUCT or ISOMERS for any reason; 3) if POLI and INTERCHEM consistently fail to meet regulatory and product specifications, including but not limited to U.S. Food and Drug Administration Current Good Manufacturing Practices, and any specifications listed under the terms of this agreement at Exhibit B; or 4) termination or expiration of this Agreement. LAYTON BIOSCIENCE will determine in its sole discretion when and if POLI and INTERCHEM have consistently failed to meet regulatory and product specifications. If a disagreement arises as to the existence of a consistent failure to meet regulatory specifications, related U.S. Food and Drug Administration action (including but not limited to issuance of Warning Letters or Form 483s) will serve as prima facie evidence thereof. In the absence of U.S. Food and Drug Administration action, the parties will submit the issue to a mutually acceptable third party arbitrator, whose decision will be final in accordance with Paragraph 26 of this Agreement. The costs of the arbitration will be borne by the party against whom the arbitrator decides.

To the extent that LAYTON BIOSCIENCE or any acquiring entity of LAYTON BIOSCIENCE sublicenses any POLI or INTERCHEM inventions or know-how under these provisions, the licensees of such sublicenses are limited to entities manufacturing pharmaceutical products on behalf of LAYTON BIOSCIENCE or any acquiring entity of LAYTON BIOSCIENCE, and any such sublicenses must state that the use of the POLI or INTERCHEM inventions or know-how are limited to manufacturing pharmaceutical products for the direct benefit of LAYTON BIOSCIENCE or any acquiring entity of LAYTON BIOSCIENCE.

With respect to any inventions that are jointly made by the PARTIES (i.e., inventions in which one or more inventors from each PARTY have made an inventive contribution as determined by the laws of inventorship), including any inventions made by a PARTY’s employee or third-party contractor obliged to assign such invention to a PARTY, concerning PRODUCT or ISOMERS or processes or methods relating to PRODUCT or ISOMERS, the PARTIES shall own such inventions (and any patent applications filed on such inventions and any patents issued on such inventions) jointly as co-owners of equal, undivided shares without right of accounting for any act carried out in accordance with the invention, and agree to cooperate and assist one another in filing any patent applications and undertaking all other reasonable and appropriate protection for such patentable joint inventions, including provision of powers of attorney for this purpose.

If any proceedings in bankruptcy or in reorganization, or for the appointment of a receiver or trustee for all or a substantial portion for the assets of any PARTY to this Agreement, or any other like proceedings, under any law for the relief of debtors shall be instituted by or against any PARTY hereto and are not dismissed within ninety (90) days, any patent or know-how rights gained during this Agreement shall pass to the successors in interest to the PARTIES.

c.	Prosecution of Joint Patents

LAYTON BIOSCIENCE shall have the first right, but no obligation, to undertake joint patent filings and prosecution in one or more countries respecting jointly held inventions, subject to reimbursement from POLI and INTERCHEM for one-half of any reasonable out-of-pocket expenses LAYTON BIOSCIENCE incurs in such filing and prosecution. In the event LAYTON BIOSCIENCE fails to undertake the filing of such a patent application within ninety (90) days of a notice by LAYTON BIOSCIENCE to POLI or INTERCHEM that it believes the filing of such an application is appropriate, POLI and INTERCHEM may undertake such a filing at their own expense, in which event any subsequently issued patent application shall be owned solely by POLI or INTERCHEM. A PARTY may not assign its rights to any jointly owned invention, application or subsequently issued patent except on the written approval of the other PARTIES to this Agreement, which approval shall not be unreasonably withheld.

d.	Patent Infringement and Third-Party Claims

Upon the occurrence of any infringement or suspected or threatened infringement of any PARTY’s patents, or misappropriation or misuse of the know-how or confidential information related to such patents, any knowledgeable PARTY shall as soon as practicable consult with the remaining PARTIES to determine what steps should be taken to prevent or terminate such infringement.

If a third-party asserts that a patent or other right owned by it is infringed by the manufacture of PRODUCT or ISOMERS by POLI or INTERCHEM pursuant to this Agreement, the PARTY first obtaining knowledge of such a claim shall immediately provide the other PARTIES notice of such claim and the related facts in reasonable detail. Each PARTY agrees to investigate the situation fully in collaboration with the other two PARTIES, and the PARTIES agree to discuss how best to control the defense of any such claim. In the event the PARTIES cannot agree on the defense of any such claim, LAYTON BIOSCIENCE shall have the right, but not the obligation, to control such defense. POLI and INTERCHEM shall have the right to be represented separately by counsel of its own choice.

As to the enforcement of jointly owned patents, including actions against an infringer, the PARTIES shall consult with each other in good faith as to the best manner in which to proceed. The PARTIES agree as a basic principle that in the case of such actions against infringers, the expenses incurred and damages awarded shall be for the account of the PARTY or PARTIES undertaking such actions to the extent of their financial participation therein.

For the duration of this Agreement, and for any subsequent term of the same, LAYTON BIOSCIENCE hereby agrees not take any patent infringement or other like action against POLI and INTERCHEM related to their manufacture and supply of ISOMERS that are the subject of patents issued to LAYTON BIOSCIENCE.

For the duration of this Agreement and any subsequent term of the same, and pursuant to grants of POLI and/or INTERCHEM licenses for know-how or patents under the terms of this Agreement, POLI and INTERCHEM hereby agree not to take any patent infringement or other like action against LAYTON BIOSCIENCE or LAYTON BIOSCIENCE’s agents related to LAYTON BIOSCIENCE’s or its agents testing, manufacture, and/or use of PRODUCT or ISOMERS that are the subject of know-how or patents issued and/or owned by POLI and/or INTERCHEM.

4.	PRICE AND PAYMENT

a.	Price

The initial selling price to LAYTON BIOSCIENCE for the PRODUCT for deliveries is set forth in Exhibit C and shall be firm throughout the term of this Agreement.

Upon marketing approval of any LAYTON BIOSCIENCE ISOMERS by the United States Food and Drug Administration, LAYTON BIOSCIENCE will enter good faith negotiations with POLI and INTERCHEM to determine and agree upon an initial selling price for such ISOMERS to be firm throughout the subsequent twelve (12) months from the date an initial selling price for ISOMERS is agreed upon by the PARTIES.

b.	Payment

At the time of shipment by INTERCHEM or POLI for eventual delivery to LAYTON BIOSCIENCE or its agent of any lot of PRODUCT or ISOMERS hereunder, INTERCHEM shall submit to LAYTON BIOSCIENCE an invoice setting forth the total amount of PRODUCT and/or ISOMERS being shipped to LAYTON BIOSCIENCE and the amount due to INTERCHEM and POLI with respect to such volume of PRODUCT and/or ISOMERS. Accompanying each such invoice shall also be a certification that the PRODUCT and/or ISOMERS for which LAYTON BIOSCIENCE is being billed has been produced fully in conformance with Exhibit B, cGMP, other requirements of this Agreement, and any other specifications the PARTIES agree upon regarding the quality of ISOMERS to be manufactured under this Agreement.

LAYTON BIOSCIENCE shall pay all undisputed invoices within thirty (30) days of receipt of invoice and acceptance of PRODUCT or ISOMERS. INTERCHEM’s prices for the PRODUCT or ISOMERS do not include sales, use, excise, or similar taxes, which shall be the responsibility of LAYTON BIOSCIENCE. LAYTON BIOSCIENCE shall provide INTERCHEM with an appropriate tax exemption certificate acceptable to the taxing authorities imposing such taxes, if LAYTON BIOSCIENCE wishes not to make such payments on its own behalf.

c.	INTERCHEM’s Compensation

INTERCHEM’s compensation on the sale of PRODUCT or ISOMERS shall be included in the selling price of the PRODUCT or ISOMERS.

5.	PRODUCT QUALITY

All PRODUCT or ISOMERS supplied hereunder shall be manufactured and supplied by POLI and INTERCHEM strictly in accordance with the specifications set forth in Exhibit Band current Good Manufacturing Practices (cGMP) as determined by the United States Food and Drug Administration (FDA),and any other requirements the PARTIES mutually agree to in writing concerning any LAYTON BIOSCIENCE ISOMERS approved for marketing by the United States FDA. In addition, all PRODUCT or ISOMERS supplied hereunder shall be manufactured and supplied by POLI and INTERCHEM strictly in accordance with all applicable rules and regulations of all applicable governmental regulatory authorities with jurisdiction over such manufacture and supply, including, but not limited to, the United States FDA and the United States Drug Enforcement Administration (DEA). POLI and INTERCHEM may not subcontract with any third-party to perform any of POLI or INTERCHEM’s obligations under this Agreement without the prior written consent of LAYTON BIOSCIENCE, which consent shall not be unreasonably withheld.

The PRODUCT and ISOMERS shall conform to the specifications as set forth in Exhibit B attached hereto, except that any changes made pursuant to this Agreement and mutually agreed upon by all PARTIES in writing may modify these specifications. In addition to other warranties hereinafter set forth, POLI warrants that all PRODUCT and ISOMERS sold to LAYTON BIOSCIENCE pursuant to this Agreement shall comply with the specifications of Exhibit B, any modifications thereto agreed to by the PARTIES, and FDA cGMPs.

POLI and INTERCHEM will take all steps necessary to ensure that they have the facilities, equipment, instrumentation, resources, and trained personnel to provide all raw materials, manufacturing processes, in-process and product assays, analysis and other testing as compliance with cGMP standards may require in connection with POLI and INTERCHEM’s supply of PRODUCT and ISOMERS hereunder. POLI and INTERCHEM shall provide a certificate of analysis for each lot of PRODUCT or ISOMERS supplied hereunder at the time of shipment.

POLI and INTERCHEM shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMP and other requirements of any relevant regulatory authorities in connection with the manufacturing and supply of PRODUCT and ISOMERS hereunder. POLI and INTERCHEM shall permit LAYTON BIOSCIENCE or its consultants to have access to any relevant records and data in connection with such manufacture, upon reasonable notice and during normal business hours.

POLI and INTERCHEM agree that they will not engage in any act which causes any PRODUCT or ISOMERS produced by POLI or INTERCHEM to become adulterated or misbranded within the meaning of the United States Federal Food, Drug, and Cosmetic Act, as amended.

a.	Changes in Process

POLI reserves the right to modify or change the process by which it manufactures the PRODUCT or ISOMERS. POLI will not manufacture PRODUCT or ISOMERS prepared by any such modified or changed process until it has notified LAYTON BIOSCIENCE and LAYTON BIOSCIENCE, POLI, and INTERCHEM have received all necessary regulatory approvals. POLI further agrees to provide documentation concerning processing changes to the PRODUCT and ISOMERS and samples thereof produced by any such modified or changed process to LAYTON BIOSCIENCE within thirty (30) days of their first production so that LAYTON BIOSCIENCE may verify that the PRODUCT and/or ISOMERS meets or exceeds all applicable quality standards.

6.	RECALL, WITHDRAWAL, OR FIELD CORRECTION

If LAYTON BIOSCIENCE initiates or is required to initiate a product recall, withdrawal, or field correction with respect to, or if there is any governmental seizure of, any of its products containing any PRODUCT or ISOMERS supplied hereunder which action is due, in whole or in part to the negligent or intentional wrongful act or omission of POLI or INTERCHEM in connection with the testing, manufacturing, release and control of PRODUCT or ISOMERS hereunder, LAYTON BIOSCIENCE will notify INTERCHEM or POLI promptly of the details regarding such action, including providing copies of all relevant documentation concerning such action. POLI and INTERCHEM will assist LAYTON BIOSCIENCE in investigating any such situation and all regulatory contacts and communications that are made and all activities concerning seizure, recall, withdrawal, or field correction will be jointly coordinated by LAYTON BIOSCIENCE, POLI, and, INTERCHEM, although the final decisions with respect to seizure, recall, withdrawal, field correction or regulatory contacts and communications will be with LAYTON BIOSCIENCE.

If any such recall, withdrawal, field correction, or seizure occurs due solely to the negligent or intentional wrongful act or omission of POLI or INTERCHEM in connection with the testing, manufacturing, release and control of PRODUCT or ISOMERS hereunder, then POLI and INTERCHEM shall bear the full cost and expense including reasonable attorney=s and consultant=s fees, of any such seizure, recall, withdrawal, or field correction. If any such recall, withdrawal, field correction, or seizure occurs due solely to the negligent or intentional wrongful act or omission of LAYTON BIOSCIENCE, including LAYTON BIOSCIENCE’s failure to properly ascertain whether PRODUCT or ISOMERS meets regulatory and product specifications, then LAYTON BIOSCIENCE shall bear the full cost and expense of any such seizure, recall, withdrawal, or field correction. If more than one of the PARTIES contributes to the cause of a seizure, recall, withdrawal, or field correction, the cost and expenses thereof will be shared in proportion to each PARTY’s contribution to the problem.

If any such recall, withdrawal, field correction, or seizure occurs due to a latent defect in the Product (i.e., a defect other than the failure of the product to meet the established specifications in Exhibit B for the PRODUCT or similar specifications established for ISOMERS), as delivered to LAYTON BIOSCIENCE, that affects its quality or functionality, then POLI/INTERCHEM and LAYTON shall equally share the cost and expense of any such seizure, recall, withdrawal, or field correction.

7.	FORCE MAJEURE

Neither INTERCHEM, POLI, nor LAYTON BIOSCIENCE shall be liable or be in breach of any existing provision hereof for delays in delivery or failure to manufacture and deliver to the extent such delays are due to an event of force majeure; including: (1) causes beyond its reasonable control, (2) acts of God, acts of civil or military authority, government controls or regulations, fire, strikes, accidents, floods, epidemics, quarantine restrictions, war, or (3) inability to obtain necessary labor, materials, components or manufacturing facilities through regular channels due to causes beyond its reasonable control and only if the PARTY affected shall have used all reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred. In the event of any such delay that impacts the performance of POLI or INTERCHEM under this Agreement, the date of delivery of PRODUCT or ISOMERS shall be deferred to a period up to but not to exceed the time attributable to the delay. If an event of force majeure causes a failure or delay by POLI or INTERCHEM that exceeds forty-five (45) days, LAYTON BIOSCIENCE may, at its sole discretion, elect to obtain the PRODUCT or ISOMERS from another source for such period of time as such delay continues.

In the event that an act of force majeure causes a failure in the manufacture or delay in the delivery of PRODUCT or ISOMERS, once the direct effects of such an event are no longer present, POLI and INTERCHEM shall place priority on the manufacturing and supply of the deferred PRODUCT or ISOMERS for LAYTON BIOSCIENCE to the exclusion of all other manufacturing and supply activities.

If there is a failure in the manufacture or delay in the delivery of PRODUCT due to an event of force majeure, and the delivery of PRODUCT or ISOMERS is deferred by less than forty-five (45) days, there will be no alteration of the minimum total volume of PRODUCT requirement for the life of this Agreement as specified in Exhibit A, and any minimum total volume requirement for ISOMERS as agreed upon by the PARTIES. However, if an event of force majeure causes the delivery of PRODUCT or ISOMERS to be deferred by more than forty-five (45) days, and such a deferral occurs within the last sixty (60) days within a given yearly period as specified in Exhibit A, or any applicable twelve (12) month period per an agreed upon schedule for minimum total volume requirements for ISOMERS, the volume of PRODUCT or ISOMERS related to such a deferral shall be deducted from the yearly minimum total volume of PRODUCT requirement for the year in which the deferral occurred pursuant to the schedule in Exhibit A or any applicable twelve (12) month period per an agreed upon schedule for minimum total volume requirements for ISOMERS.

In the event that an act of force majeure causes a failure in the delay in the delivery of PRODUCT or ISOMERS that exceeds ninety (90) days, LAYTON BIOSCIENCE may terminate this Agreement at its sole discretion, and in such a circumstance shall not be responsible for meeting any and all of the minimum volume of PRODUCT or ISOMERS requirements as specified in Paragraph 2.a. and Exhibit A of this Agreement, or otherwise agreed upon by the PARTIES for ISOMERS.

Pursuant to the PARTIES good faith negotiations concerning minimum total volume requirements as discussed in Paragraph 2.a. of this Agreement, the PARTIES will specifically delineate the effects of an event of force majeure effecting the delivery of ISOMERS to LAYTON BIOSCIENCE on such minimum total volume requirements.

8.	INTELLECTUAL PROPERTY AND TECHNOLOGY TRANSFER

a.	Grants and Licenses

LAYTON BIOSCIENCE hereby grants POLI and INTERCHEM a non-exclusive license without right to sublicense under the LAYTON BIOSCIENCE Patents for ISOMERS for the sole purpose of manufacturing the ISOMERS during the term of this Agreement. This license may not be assigned or transferred without the prior written consent of LAYTON BIOSCIENCE.

POLI and/or INTERCHEM will hereby grant to LAYTON BIOSCIENCE or any acquiring entity of LAYTON BIOSCIENCE a non-exclusive, royalty-free license, with a right to sublicense, any know-how, Patents, or Patent applications for manufacturing or processing PRODUCT or ISOMERS, under four circumstances: 1) if POLI and INTERCHEM are unable to produce the PRODUCT or ISOMERS for any reason; 2) if POLI and INTERCHEM are unwilling to produce the PRODUCT or ISOMERS for any reason; 3) if POLI and INTERCHEM consistently fail to meet regulatory and product specifications, including but not limited to U.S. Food and Drug Administrations Current Good Manufacturing Practices, and any specifications listed under the terms of this agreement at Exhibit B; or 4) termination or expiration of this Agreement. If a disagreement arises as to the existence of a consistent failure to meet regulatory and product specifications, related U.S. Food and Drug Administration action (including but not limited to issuance of Warning Letters or Form 483s) will serve as prima facie evidence thereof. In the absence of U.S. Food and Drug Administration action, the parties will submit to a mutually acceptable third party arbitrator, whose decision will be final in accordance with Paragraph 26 of this agreement. The costs of the arbitration will be borne by the party against whom the arbitrator decides.

To the extent that LAYTON BIOSCIENCE or any acquiring entity of LAYTON BIOSCIENCE sublicenses any POLI or INTERCHEM inventions, know-how, or Patents under this provision, the licensees of such sublicenses are limited to entities manufacturing pharmaceutical products on behalf of LAYTON BIOSCIENCE, and any such sublicenses must state that the use of the POLI or INTERCHEM inventions, know-how, or Patents are limited to manufacturing pharmaceutical products for the direct benefit of LAYTON BIOSCIENCE or any acquiring entity of LAYTON BIOSCIENCE.

b.	Drug Master Files

POLI and/or INTERCHEM will file in a timely manner with the United States FDA, Type II Drug Master Files (DMF) regarding PRODUCT and ISOMERS, filed on behalf of POLI and/or INTERCHEM, relating to POLI and INTERCHEM’s Type II DMFs regarding the processes and materials used to manufacture and supply PRODUCT and ISOMERS.

c.	Continuing Access to POLI and INTERCHEM Know-How and Technology Improvements

Upon the natural expiration of this Agreement, or if this Agreement is terminated for cause by LAYTON BIOSCIENCE as a result of the actions of POLI or INTERCHEM, as provided for in Paragraphs 25 and 14 of this Agreement, POLI and INTERCHEM agree to provide technical advice and continuing access to the POLI and INTERCHEM intellectual property and know-how related to the manufacture and supply of PRODUCT and ISOMERS, including but not limited to providing full access to and a copy of the contents of any DMFs filed by POLI or INTERCHEM with the United States FDA concerning PRODUCT or ISOMERS, and any related improvements to the manufacturing materials, equipment, procedures, or LAYTON BIOSCIENCE patents or other technology.

Upon a material breach by LAYTON BIOSCIENCE of this Agreement commensurate with POLI and INTERCHEM’s termination of the same, or a LAYTON BIOSCIENCE termination of this Agreement without cause (as described in Paragraph 25 of this Agreement) before the end of the initial term of this Agreement: (1) POLI and INTERCHEM agree to provide technical advice and continuing access to the POLI and INTERCHEM intellectual property and know-how related to the manufacture and supply of PRODUCT and ISOMERS, including but not limited to providing full access to and a copy of the contents of any DMFs filed by

POLI or INTERCHEM with the United States FDA concerning PRODUCT or ISOMERS, and any related improvements to the manufacturing materials, equipment, procedures, or LAYTON BIOSCIENCE patents or other technology, and (2) LAYTON BIOSCIENCE agrees to negotiate in good faith a reasonable fee or royalty rate, relative to the anticipated compensation to be paid to POLI and INTERCHEM under this Agreement and the manufacturing start-up costs of the same, to compensate POLI and INTERCHEM for their start-up expenditures in furtherance of this Agreement and the opportunity costs of performing hereunder, prior to such termination or expiration of this Agreement.

9.	CONFIDENTIALITY

LAYTON BIOSCIENCE, POLI, and INTERCHEM shall maintain in confidence and not use or disclose to any third-party, except as is specifically contemplated herein or as is otherwise necessary to perform their respective obligations under this Agreement, and then only on a confidential basis, any information, including, without limitation, business and technical information, experience or data regarding any facility, programs, laboratories, processes, products, costs, equipment operation, or customers, relating to the manufacture, supply, and sale of PRODUCT hereunder.

LAYTON BIOSCIENCE, POLI, and INTERCHEM shall maintain in confidence and not use or disclose to any third-party, any information, including, without limitation, business and technical information, experience or data regarding any facility, programs, laboratories, processes, products, costs, equipment operation, or customers, relating to the manufacture, supply, and sale of ISOMERS hereunder.

Nothing herein shall prevent any PARTY to this Agreement from disclosing any information required by statute or governmental regulations to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been practically exhausted.

Each PARTY agrees to retain in confidence proprietary information of the other disclosed pursuant to this Agreement Disclosed information shall not be deemed confidential hereunder unless it is so identified and in written or graphic form, or reduced to written or graphic form within ten (10) days after disclosure; it is not now or later publicly known except through fault of the receiving PARTY; and it is not known to the receiving PARTY at the time of disclosure other than through a confidential communication from the disclosing PARTY. Confidentiality of disclosed proprietary information and the obligation of confidentiality hereunder shall survive termination of this Agreement for ten (10) years.

10.	REGULATORY COMPLIANCE

POLI and INTERCHEM will comply in all material respects with all United States federal, state and local laws, regulations and standards applicable to production and supply by POLI and INTERCHEM and their performance of their obligations hereunder, including, but not limited to, obtaining and maintaining any and all required permits, licenses, and certifications required by the United States FDA and Drug Enforcement Administration, and will file, maintain, and keep current United States FDA Drug Master Files concerning the PRODUCT and ISOMERS.

POLI and INTERCHEM agree to promptly notify LAYTON BIOSCIENCE of any written or oral inquiries, notifications, or inspection activities by any regulatory authority, including but not limited to the United States or Italy, in regard to the PRODUCT or ISOMERS. POLI and INTERCHEM will promptly furnish LAYTON BIOSCIENCE with all FDA inspection reports and related correspondence directly related to and affecting their performance hereunder as and when such reports and correspondence become available to POLI or INTERCHEM. POLI and INTERCHEM will discuss with LAYTON BIOSCIENCE any regulatory authority comments directly related to and affecting POLI or INTERCHEM’s performance hereunder and will give LAYTON BIOSCIENCE a reasonable opportunity to comment on POLI or INTERCHEM’s proposed response to such comments. POLI and INTERCHEM agree to rectify promptly or resolve any deficiencies noted by a regulatory authority in a report or correspondence issued to the same, and which are based on POLI or INTERCHEM’s performance under this Agreement. In addition, POLI and INTERCHEM shall promptly notify LAYTON BIOSCIENCE in the event of any communication from a regulatory authority, written or oral, which does not specifically relate to the PRODUCT or ISOMERS but which could reasonably be expected to result in a disruption of POLI or INTERCHEM’s ability to supply PRODUCT or ISOMERS under this Agreement.

POLI and INTERCHEM will notify LAYTON BIOSCIENCE immediately of any warning (including any FDA Form 483), Warning Letter, citation, indictment, claim, lawsuit or proceeding issued or instituted against POLI or INTERCHEM or any of its affiliates or of any revocation of any license or permit issued to POLI or INTERCHEM or any of its affiliates, to the extent that any such occurrence relates directly to POLI or INTERCHEM’s performance hereunder.

11.	WARRANTIES

a.	INTERCHEM and POLI represent and warrant that:

(l)	they have full right and power to enter into this Agreement and perform in accordance with its terms;

(2)	The PRODUCT will conform to the specifications in Exhibit B, FDA cGMPs, and with any and all other requirements and specifications the PARTIES mutually agree upon concerning ISOMERS;

(3)	the PRODUCT and ISOMERS shall be in good and merchantable condition and fit for the purpose intended;

(4)	the PRODUCT and ISOMERS shall be manufactured and delivered in compliance with all applicable United States state and federal laws and regulations and guidelines specifically without limitation, the provisions of the United States Federal Food, Drug, and Cosmetic Act (FFDCA), including cGMPs;

(5)	they have good title to applicable patents as specified in-Paragraph 3 of this Agreement;

(6)	there is no claim, suit, proceeding, or investigation pending or, to the knowledge of POLI or INTERCHEM, threatened against POLI or INTERCHEM or any of their collective affiliates which might prevent or interfere with POLI or INTERCHEM’s performance under this Agreement;

(7)	the PRODUCT and ISOMERS sold and supplied hereunder will not be: (i) adulterated or misbranded within the meaning of the United States FFDCA, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially identical with those contained in the FFDCA, (ii) manufactured or sold in violation of the United States Federal Controlled Substances Act, as amended, or any applicable state law, (iii) manufactured or sold in violation of any of the provisions of the United States Fair Labor Standards Act of 1938, as amended, (iv) manufactured or sold in violation of the Occupational Safety and Health Act of 1970, as amended, (v) manufactured in violation of any applicable federal, state, or local environmental law or regulation, in either the United States or Italy, or (vi) manufactured in violation of any agreement, judgement, order, or decree to which POLI or INTERCHEM are a PARTY;

(8)	they will file in a timely manner with the United States FDA, Type II Drug Master File (DMF) regarding PRODUCT and ISOMERS, maintain and keep current this DMF, and not interfere in any way with LAYTON BIOSCIENCE’s references to this DMF pursuant to LAYTON BIOSCIENCE investigational new drug applications, new drug applications (NDAs), supplemental NDAs, or other applications and requests submitted to the United States FDA;

(9)	neither POLI, INTERCHEM, nor their collective affiliates, nor any member of their respective staffs, have been disqualified or debarred by the FDA for any purpose;

(10)	neither POLI, INTERCHEM, nor their collective affiliates, nor any member of their respective staffs have been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation; and

(11)	the execution and delivery of this Agreement has been duly authorized, and upon execution and delivery shall be a valid and binding obligation of POLI and INTERCHEM.

b.	LAYTON BIOSCIENCE represents and warrants that it has the full right and power to enter into this Agreement and perform in accordance with its terms, and that the execution and delivery of this Agreement has been duly authorized, and upon execution and delivery shall be a valid and binding obligation of LAYTON BIOSCIENCE.

12.	FACILITY ACCESS

LAYTON BIOSCIENCE, through its employees, consultants, or other representatives, will have the right during normal business hours and upon advance arrangement with POLI or INTERCHEM to inspect POLI and INTERCHEM’s manufacturing operations to determine whether or not POLI and INTERCHEM are complying in all respects with their obligations hereunder. LAYTON BIOSCIENCE warrants that all such inspections and audits shall be carried out in a manner calculated not to unreasonably interfere with POLI or INTERCHEM’s conduct of business and to insure the continued confidentiality of POLI and INTERCHEM’s business and technical information. Further, LAYTON BIOSCIENCE agrees to comply with all of POLI and INTERCHEM’s safety and security measures during any visits to the POLI or INTERCHEM facilities.

13.	INDEMNIFICATION

POLI and INTERCHEM, on behalf of themselves and their respective affiliates, hereby agree to indemnify, defend, and hold harmless LAYTON BIOSCIENCE and its affiliates from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, injuries, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorneys fees and expenses (collectively Damages) asserted against, resulting to, imposed upon or incurred by LAYTON BIOSCIENCE, its employees or its affiliates, directly or indirectly related to, arising out of, or resulting from:

(i)	any breach or failure of any of the representations, warranties, and covenants of POLI and INTERCHEM contained herein, including (without limitation) any breach or failure by POLI or INTERCHEM to perform any obligations contained hereunder;

(ii)	the negligence or willful misconduct of POLI or INTERCHEM or their respective officers, employees, or agents;

(iii)	any defect in the manufacture of the PRODUCT or ISOMERS, to the extent not caused by fault attributable to LAYTON BIOSCIENCE or its agents or third-party contractors; or

(iv)	any failure of POLI or INTERCHEM to observe or comply in all material respects with any laws, rules, or regulations directly related to POLI or INTERCHEM’s performance hereunder.

LAYTON BIOSCIENCE, on behalf of itself and its affiliates, hereby agrees to indemnify, defend, and hold harmless POLI and INTERCHEM and their collective affiliates from and against any and all Damages asserted against, resulting to, imposed upon or incurred by POLI or INTERCHEM or their collective employees or affiliates, directly or indirectly related to, arising out of, or resulting from:

(i)	any breach or failure of any of the representations, warranties, and covenants of LAYTON BIOSCIENCE contained herein;

(ii)	any failure of LAYTON BIOSCIENCE to observe or comply in all material respects with any laws, rules, or regulations directly related to LAYTON BIOSCIENCE’s performance hereunder, including the failure to adequately inspect for deviations from the specifications set forth at Exhibit B of this Agreement, or agreed-upon specifications related to the ISOMERS; or

(iii)	LAYTON BIOSCIENCE’s, its agents, distributors, or customers use, processing, transportation, possession, disposal, or sale of any finished dosage product manufactured by LAYTON BIOSCIENCE, whether containing PRODUCT or ISOMERS or not, and whether used alone or in combination with any other material; provided, however, the foregoing shall not apply in circumstances which give rise to POLI or INTERCHEM’s obligation to indemnify, defend, and hold harmless LAYTON BIOSCIENCE, its employees and affiliates pursuant to this Paragraph.

Each indemnitee hereunder shall notify the indemnitor in writing within ten (10) working days after receipt of written notice that the indemnitee has been sued or that suit is reasonably imminent, but no indemnitee shall lose indemnification rights hereunder by failing to give the indemnitor such a notice unless such failure materially and adversely affects the indemnitor’s ability to defend.

The indemnitor shall have the sole right to select defense counsel and to direct the defense or settlement of any such claim or suit, as long as it bears the costs thereof. In the event that representation of both the indemnitor and the indemnitee by the same counsel would be a conflict of interest for such counsel, an indemnitee may select its own independent counsel without relieving the indemnitor of its obligations under this section. Under no circumstances, however, shall any indemnitee settle or otherwise compromise any suit or claim without either bearing the cost thereof or obtaining the indemnitor’s prior written consent.

14.	BANKRUPTCY

If any proceedings in bankruptcy or in reorganization, or for the appointment of a receiver or trustee for all or a substantial portion for the assets of any PARTY to this Agreement, or any other like proceedings, under any law for the relief of debtors shall be instituted by or against any PARTY hereto and are not dismissed within ninety (90) days, this Agreement shall immediately terminate. The PARTIES shall give each other immediate written notice of the institution of such proceedings as hereinafter set forth in Paragraph 16 of this Agreement.

15.	ASSIGNMENT

Except in connection with the sale or transfer of all or substantially all of any PARTY’s assets, by merger or otherwise, no PARTY shall assign this Agreement without the express written approval of the other PARTIES, which approval shall not be unreasonably withheld.

16.	NOTICES

Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and sent by certified mail, return receipt requested; or prepaid telegram, to such PARTY, at the address set forth for such PARTY below. If a PARTY changes its address, written notice shall be shall be given promptly to the other PARTIES of the new address. Notice shall be deemed given on the day it is sent (in the case of delivery by method other than hand delivery) or the date of delivery (in the case of delivery by hand) in accordance with the provisions of this Paragraph. The addresses for the notices are as follows:

If to LAYTON BIOSCIENCE, INC.:	LAYTON BIOSCIENCE, INC.
709 East Evelyn Road
Sunnyvale, California 94086
Attention: Gary L. Snable, President & CEO

If to INTERCHEM:	INTERCHEM CORPORATION
120 Route 17 North
Paramus, New Jersey 07652
Attention: Ronald J. Mannino, Chairman

If to POLI INDUSTRIAL CHIMICA:	POLI INDUSTRIA CHIMICA
Via Volturno 48-20089
Quinto DeStampi
Rozzano, Milano
Italy
Attention: Dr. Alberto Mangia – Managing
Director

With a copy to:	Stephen A. Janetta
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103-2921

17.	WAIVER

The failure by any PARTY to exercise its rights hereunder or to enforce any of the terms or conditions of this Agreement on any occasion shall not constitute or be deemed a waiver of that PARTY’s rights thereafter to exercise any rights hereunder or to enforce each and every term and condition of this Agreement.

18.	MODIFICATIONS

This Agreement may not be amended or modified except by a writing specifically referring to this Agreement and executed by duly authorized representative of all PARTIES. The obligations of the PARTIES are governed by the terms and conditions of this Agreement and none of the general terms and conditions of any LAYTON BIOSCIENCE purchase order or any POLI or INTERCHEM acknowledgment of any substantially similar documents of either PARTY will in any case be controlling or supersede the provisions hereof.

19.	OTHER DOCUMENTS

Unless specifically agreed to the contrary by the PARTIES in writing, if there is any inconsistency between the provisions of the Agreement and any purchase order or other documents passing between the PARTIES, the provisions of this Agreement shall control.

20.	GOVERNING LAW

This Agreement shall be governed and interpreted in accordance with the laws of the State of New Jersey.

21.	SEVERABILITY

If and to the extent that any court of competent jurisdiction holds a provision or part of this Agreement to be invalid or unenforceable, such holding shall, to the extent possible, in no way affect the validity of the remainder of this Agreement.

In the event that any part of any of the covenants, sections, or provisions herein may determined by a court of law or equity to be overly broad or against applicable precedent or public policy, thereby making such covenants, sections or provisions invalid or unenforceable, the PARTIES shall attempt to reach agreement with respect to a valid and enforceable substitute for the deleted provisions, which shall be as close in its intent and effect as possible to the deleted provisions.

22.	HEADINGS

Headings in this Agreement are included for ease of reference only and shall have no legal effect.

23.	ENTIRE AGREEMENT

This Agreement sets’ forth the entire Agreement and understanding between the PARTIES as to the subject matter hereof and merges all prior discussions and negotiations between them, and none of the PARTIES shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the PARTY to be bound hereby.

24.	PARTIES RELATIONSIDP

No PARTY shall hold itself out to third-parties as possessing any power or authority to enter into any contract or make any commitment on behalf of the other PARTY. It is not intended that this Agreement create any agency, partnership or joint employer relationship, and that POLI and INTERCHEM shall be deemed to be independent contractors of LAYTON BIOSCIENCE.

25.	TERMINATION

Pursuant to Paragraph 2.e. of this Agreement, this Agreement shall remain in full force and effect for said term unless this Agreement is terminated. This Agreement may be terminated for a material breach which is not remedied within sixty (60) days of written notice of the breach. Written notice of the alleged material breach is a condition precedent to acting under the material breach provisions of this section. Pursuant to Paragraph 26 of this Agreement, the P ARTY accused of the material breach may request arbitration if the same issues a written notice to the other PARTIES to this Agreement. The arbitration may determine whether a breach has occurred or if the breach is material. The decision of the arbitrators shall be final. This Agreement may also be terminated pursuant to the bankruptcy provisions in Paragraph 14 of this Agreement, or any other provisions of this Agreement which explicitly provide for termination.

The representations and warranties of the PARTIES hereunder, covenants which by their terms have effect after the termination or expiration hereof, and the PARTIES’ indemnification, confidentiality, intellectual property, and technology transfer obligations shall survive termination or expiration of this Agreement. Upon termination, the PARTIES, at the request of another PARTY, shall return promptly to an owner all technical and promotional material in its possession related to this Agreement and the manufacture and supply of PRODUCT or ISOMERS; all copies of such material shall remain confidential pursuant to Paragraph 9 of this Agreement.

In the event of any termination of this Agreement, for whatever reason, POLI and INTERCHEM shall, notwithstanding the effective date of any termination, complete any orders for PRODUCT or ISOMERS that were made by LAYTON BIOSCIENCE prior to such date, and LAYTON BIOSCIENCE shall pay POLI and INTERCHEM for any PRODUCT or ISOMERS produced in accordance with such orders at the then applicable PRODUCT or ISOMERS prices in effect on the effective date of the termination hereunder.

26.	ARBITRATION

It is anticipated that during the existence of this contract issues may arise upon which the PARTIES may not agree. In the event of a disagreement, which cannot be resolved by negotiation, any PARTY may request arbitration. Arbitration shall be the exclusive means of resolving disputes under this Agreement’ which cannot be resolved by mutual negotiation. The decision of the arbitrators shall be final and may not be appealed. Any arbitration hearing will be conducted in Philadelphia, Pennsylvania or New York, New York,

a.	Number of Arbitrators

In the event of a dispute in which two (2) of the PARTIES have reached an agreement, there shall be three (3) arbitrators; one (1) selected by the two (2) PARTIES in agreement and one (1) by the other PARTY. These two arbitrators shall select a third arbitrator. If the arbitrators cannot agree on the third arbitrator, one shall be selected by the American Arbitration Association (AAA). In the event none of the PARTIES agree, there shall be five (5) arbitrators, one (1) selected by each PARTY and two (2) selected by the arbitrators. In the event the arbitrators cannot agree on the other two arbitrators, the AAA shall select the same.

b.	Arbitration Rules

The arbitration shall be conducted by the AAA under its rules in effect at the time the arbitration is requested. The loser of the arbitration shall pay the cost of the arbitration but not the legal costs incurred by the other PARTIES. The arbitrators may apportion the costs as they may deem fair and equitable.

IN WITNESS THEREOF, the PARTIES hereto have executed this Agreement as of the date set forth above.

INTERCHEM CORPORATION		POLI INDUSTRIA CHIMICA

BY:	/s/ Ronald J. Mannino	BY:	/s/ Alberto Mangia
	Ronald J. Mannino,		Dr. Alberto Mangia,
	Chairman		Managing Director

DATE: July 18, 2001		DATE: July 20th, 2001

LAYTON BIOSCIENCE, INC.

BY:	/s/ Robert Alonso
Robert Alonso
Vice President

DATE: July 11, 2001